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                                                                    EXHIBIT 11.5

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  THREE MONTHS
                                                                                  ENDED APRIL
                                                                                    2, 1995
                                                                                  ------------
Net income......................................................................    $  3,524
                                                                                  ==========
Weighted average shares outstanding:
  Common stock..................................................................      80,100
  Assumed conversion of stock options and warrants(1)...........................       7,011
                                                                                  ------------
          Total shares..........................................................      87,111
                                                                                  ==========
          Net income per share..................................................    $    .04
                                                                                  ==========

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(1) Stock options and warrants granted subsequent to January 2, 1995 (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 2, 1995.